Exhibit (h.2)(vi)

KOPP FUNDS, INC.

FIFTH AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of September 30, 2004, to the Fund Administration Servicing Agreement, dated as of October 1, 1997, as amended (the "Agreement"), is entered by and between Kopp Funds, Inc., a Minnesota corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Paragraph 7 of the Agreement allows for its amendment by a written instrument executed by both parties.

WHEREAS, the parties would like to add Kopp Total Quality Management Fund Class A, C and I shares to the Agreement;

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KOPP FUNDS, INC.

U.S. BANCORP FUND SERVICES, LLC

By:

____________________________

By: ____________________________

Title:___________________________

Title:___________________________

Exhibit A

to the

Fund Administration Servicing Agreement

(Effective September 30, 2004)

Separate Series of Kopp Funds, Inc.

Name of Series

Date Added

Emerging Growth Fund

Class A

October 1, 1997

Class I

October 1, 1997

Class C

December 31, 1998

Total Quality Management Fund

Class A

September 30, 2004

Class I

September 30, 2004

Class C

September 30, 2004

Annual fee based upon average fund net assets per class:

8 basis points on the first $200 million

6 basis points on the next $400 million

4 basis points on the balance

Emerging Growth Fund minimum annual fee:

$30,000 first class

$20,000 /fund next three classes

$15,000 /fund additional classes

Total Quality Management Fund minimum annual fee:

$30,000 three classes, year one

$40,000 three classes, year two

$50,000 three classes, year three and beyond

Plus out-of-pocket expense reimbursements, including but not limited to:

Postage

Programming*

Stationary

Proxies*

Retention of records*

Special reports*

Federal and state regulatory filing fees

Certain insurance premiums

Expenses from board of directors meetings

Auditing and legal expenses*

*  If in excess of $1,000 in any month, such expenses must be pre-approved by the Company.